Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have reviewed the accompanying condensed balance sheet of Mesabi Trust as of October 31, 2013, and the related condensed statements of income for the three and nine-month periods ended October 31, 2013 and 2012 and cash flows for the nine-month periods ended October 31, 2013 and 2012.  These condensed financial statements are the responsibility of the Trust’s Trustees.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Mesabi Trust as of January 31, 2013, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the year then ended (not presented herein); and in our report dated April 10, 2013, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of October 31, 2013, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

December 6, 2013